Exhibit 10.78

THERMO FISHER SCIENTIFIC INC.

DIRECTORS STOCK OPTION PLAN

Amendment

The Thermo Fisher Scientific Inc. Directors Stock Option Plan, pursuant to Section 14 thereof, is hereby amended as follows:

(1) The following subsection G shall be added to Section 5:

“G.  No Repricing.

Unless such action is approved by the Company’s stockholders:  (1) no outstanding option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.”

(2)   Subsections 13(B)(a) and (c) shall be deleted and replaced with the following:

"(a)            the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding Common Stock (the “Outstanding TMO Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding TMO Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this definition; or

 (c)            the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding TMO Common Stock and Outstanding TMO Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding TMO Common Stock and Outstanding TMO Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or”

Adopted by the Board of Directors and effective on:  February 27, 2008